Exhibit
12.2


                   GTE CALIFORNIA INCORPORATED
   PRO FORMA COMBINED STATEMENT OF THE CONSOLIDATED RATIOS OF
                            EARNINGS
                       TO FIXED CHARGES(a)
                     (Thousands of Dollars)



               Nine Months
                   Ended                Years Ended December 31
                September 30,      1994  1993(b)     1993
1992             1991   1990
                   1995          ________    _______
________       ________ ________       _________

Net Earnings Available for
 Fixed Charges:
 Income before
   extraordinary charge$266,466$500,286$476,088$148,688$509,068
$533,090     $521,816
 Add:
   Income tax expense 192,617339,585312,432107,932297,822302,579
310,307
    Fixed charges97,809128,645144,714144,714157,845169,497170,266
             ________  __________________________________________
__________

Adjusted earnings$556,892$968,516$933,234$401,334$964,735$1,005
,166       $1,002,389


Fixed Charges:
   Interest expense$89,583$115,012$133,214$133,214$144,946$155,
573          $154,953
 Portion of rent expense
 representing interest  8,226 13,633 11,500 11,50012,899 13,924
15,313
             __________________________________________________
______

Adjusted fixed charges$97,809$128,645$144,714$144,714$157,845$1
69,497       $170,266


Pro Forma Combined
 Consolidated Ratios of
 Earnings to Fixed Charges5.69    7.53  6.45   2.77   6.11  5.93
5.89



____________

(a) The pro forma combined consolidated ratios of earnings to fixed charges represent the ratios of the Company as if the Merger had been consummated at the beginning of each period presented.

(b) Results for 1993 exclude an after-tax restructuring charge of approximately $304,000,000 for the implementation of a re-engineering plan and a one-time, after-tax charge of $23,000,000 related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993.















CA:S-3:63